WINTON DIVERSIFIED OPPORTUNITIES FUND

                         DISTRIBUTION AND SERVICE PLAN

     WHEREAS, Winton Diversified Opportunities Fund (the "Fund") is engaged in business as a closed-end investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, SEI Investments Distribution Co. (the "Distributor") serves as distributor to the Fund; and

     WHEREAS, the Trustees of the Fund have determined that there is a reasonable likelihood that the following Distribution and Service Plan (the "Plan") will benefit the Fund and the owners of units (the "shares") of beneficial interest (the "Shareholders") in the Fund;

     NOW, THEREFORE, the Trustees of the Fund hereby adopt this Plan pursuant to the exemptive relief provided to the Fund by the Securities and Exchange Commission (the "SEC") and, pursuant to such relief, in compliance with Rule 12b-1 under the 1940 Act as if Rule 12b-1 was applicable to closed-end funds.

     SECTION 1. The Fund has adopted this Plan to enable the Fund to directly or indirectly bear expenses relating to the distribution of certain of the classes of shares of the Fund or the provision of services to shareholders of such classes as may, from time to time, be added to the Plan and listed on the Schedule attached hereto.

     SECTION 2. The Fund will pay the Distributor of each such class of shares a fee at the annual rate specified on each of the Schedules. The Distributor may retain all or a part of this fee as compensation for distribution or shareholder services it provides or it may use such fees for compensation of broker/dealers and other financial institutions and intermediaries that provide distribution or shareholder services as specified by the Distributor. The actual fee to be paid by the Distributor to broker/dealers and financial institutions and intermediaries will be negotiated based on the extent and quality of services provided.

     SECTION 3. This Plan shall not take effect as to a class of shares of the Fund until it has been approved (a) by a vote of at least a majority of the outstanding shares of the class, if adopted after any public offering of the shares or the sale of such shares to persons who are not affiliated persons of the Fund, affiliated persons of such persons, promoters of the Fund or affiliated persons of such promoters; and (b) together with any related agreements, by votes of the majority of both (i) the Trustees of the Fund and
(ii) the Qualified Trustees (as defined herein), cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement.

     SECTION 4. This Plan shall continue in effect for a period of one year after it takes effect and may be continued thereafter for additional one year periods only so long as such continuance is specifically approved at least annually in the manner provided in Part (b) of Section 3 herein for the approval of this Plan.


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     SECTION 5. Any person authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement shall provide to the Trustees of the Fund, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     SECTION 6. This Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or, with respect to any such class of shares of the Fund, by vote of a majority of the outstanding shares of the class. Termination by the Shareholders of any class of the Fund will not affect the validity of this Plan with respect to the shares of any other class of the Fund.

     SECTION 7. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (a) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or with respect to shares of any class of the Fund, by vote of a majority of the outstanding shares of such class, on not more than 60 days written notice to any other party to the agreement; and (b) that such agreement shall terminate automatically in the event of its assignment.

     SECTION 8. This Plan may be amended in the manner provided in Part (b) of
Section 3 herein for the approval of this Plan; provided, however, that the Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof with respect to the shares of any class of the Fund without the approval of a majority of the outstanding shares of such class.

     SECTION 9. While this Plan is in effect, (i) a majority of the Trustees of the Fund shall not be interested persons of the Fund; (ii) the selection and nomination of any disinterested Trustees shall be committed to the discretion of the Trustees then in office who are not interested persons of the Fund; and
(iii) any person who acts as legal counsel to for the disinterested Trustees is an independent legal counsel, as such term is defined in Rule 0-1(a)(6) of the 1940 Act.

     SECTION 10. As used in this Plan, (a) the term "Qualified Trustees" shall mean those Trustees of the Fund who are not interested persons of the Fund, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (b) the terms "assignment" and "interested person" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     SECTION 11. This Plan shall not obligate the Fund or any other party to enter into an agreement with any particular person.

Approved: December 8, 2016
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                                    SCHEDULE A
                              DATED DECEMBER 8, 2016
                   TO THE WINTON DIVERSIFIED OPPORTUNITIES FUND
                          DISTRIBUTION AND SERVICE PLAN
                              DATED DECEMBER 8, 2016

     Pursuant to Section 1 of the Plan and subject to any limitations imposed by Rule 2830 of the NASD's Conduct Rules, distribution and service fees for the following classes of shares of the Fund shall not exceed the amounts listed below:

     CLASS OF SHARES                                              FEE
     ---------------------------------------------------------------------------
     Class A Shares                                              0.75%